Exhibit 6.67

Kentucky REALTORS® (Copyrighted for use by National Association of REALTORS® Members Only)
Residential Sales Contract

Date: 10/31/2025 MLS# 1697158

This is a legally binding Contract governed by the laws of the Commonwealth of Kentucky. It is agreed that all terms and conditions pertinent hereto are included in this writing, and no verbal agreements or understandings of any kind shall be binding upon the Parties. Seller and Buyer acknowledge that they have not relied upon the advice or representations of Brokers or Agents regarding, among other things, legal and tax consequences of this Contract, and Seller and Buyer acknowledge that if such matters have been of concern to them, they have sought and obtained independent advice relative thereto. The Parties are hereby advised that the other Party and/or the other Party's Broker/Agent may not treat the existence, terms, or conditions of offers as confidential unless there is a confidentiality agreement agreed to by all Parties.

CALCULATING DAYS AND TIME: All days are calendar days (midnight to midnight) calculated beginning on the first day following the acceptance day or, if applicable, notification day. The time of day shall be calculated using the local time of where the property is located.

Homepage Realty 217901	Jacob Wardrip 265263	[redacted]	[redacted]
Listing Company/ License#	Agent Name/License#	Agent Telephone	Office Telephone
[redacted]	Kyle Just 219319	[redacted]	[redacted]
Agent Email	Co-Agent Name/License#	Agent Telephone	Office Telephone
Trowbridge Realty Corporation 280812	Matthew Derocher 280811		[redacted]
Selling Company/ License#	Agent Name/ License#	Agent Telephone	Office Telephone
[redacted]			
Agent Email	Co-Agent Name/License#	Agent Telephone	Office Telephone

Printed Name of Buyer(s) Arrived Fund Manager LLC, and/or assigns Printed Name of Seller(s) ______

PROPERTY

1. OFFER: Buyer agrees to buy and Seller agrees to sell the real property located at: 8436 Gateway Run Rd, Louisville, KY 40229
8436 Gateway Run Rd, Louisville, KY 40229

being recorded in the Deed Book 12896 Page 409 Block # 0 Lot # 146 Sub Lot # 0 Map/Parcel # ______

in the County of Jefferson, Kentucky, together with all improvements and fixtures, if applicable, which are acknowledged by all parties not to be personal property, including but not limited to:

- attached lighting fixtures
- ceiling fans
- gas logs
- drapery rods
- security system
- blinds/shades
- mailboxes
- all bathroom mirrrors
- towel rods
- satellite dish
- wall-to-wall carpeting
- all remote-control devices
- all outdoor landscaping and and lighting
- water softener
- invisible fencing and associated transmitter(s)
- all storage sheds
- television mount(s) & bracket(s)

Appliances and additional items to Remain: ☒ Refrigerator(s), ☒ Stove(s)/Range(s), ☒ Dishwasher(s), ☒ Microwave(s), and the following: ______

Seller shall Remove the following fixtures prior to delivery of Possession: ______

Fuel / Propane Tank(s): ☐ Owned or ☐ Leased and ☐ Shall Remain or ☐ Shall Not Remain ☐ N/A. Contents in tank will convey.

PRICE AND TERMS

2. PURCHASE PRICE: The purchase price shall be........ $ 370,000.00.

Earnest Money Deposit........ $ 3,700.00.

3. PAYMENT OF PURCHASE PRICE: Purchase price shall be paid as follows:

☒ **Cash**........ $ ______ or 100 %.

☐ **Equity Line** ☐ **Gift** ☐ **Other** ______ $ ______ or ______ %.

Financing: Remaining Amount Shall Be Financed by (CHOOSE ALL THAT APPLY):

☐ Conventional ☐ FHA ☐ Fixed Rate ☐ Adjustable-rate ☐ VA ☐ Rural Housing/USDA ☐ Other: ______ (if other, see attached addendum) loan amortized over ______ years, with interest rate not to exceed ______ % per annum. For an adjustable-rate loan, adjustments are limited to the following ______ If Financing (other than an equity line) is involved, this Contract is contingent upon Buyer qualifying for a loan with the above financing terms and conditions, or better.

Each party is aware that the other has the option to qualify this transction as an Internal 437 Revenue Code Section 1031 tax deferred exchange. Each party agrees to cooperate of this Contract to a qualified intermediary ("QI") or an exchange 439 accommodator titleholder ("EAT") in accordance with such exchange. In such event, the exchanging party agrees to hold the 440 other party harmless from any and all claims, liabilities and all claims, liabilities and costs of such an exchange.

If Buyer has acted in good faith and does not qualify for the loan, Buyer may void the Contract and receive Earnest Money Deposit in refund. The acquisition by Buyer of earnest money deposit, cash, equity line, gift, and/or other source of funds noted on lines 42, 44 and 45 above is not a contingency. Buyer must apply for said loan within ______ day(s). Failure to apply for loan shall constitute a breach of this Contract, in which case Seller may either a) grant a written extension of time; b) void the Contract and retain Earnest Money Deposit as

BUYER Initials: JT BUYER Initials: ______ SELLER Initials: NB 11/03/25 6:58 PM EST dotloop verified SELLER Initials: KS 11/03/25 6:59 PM EST dotloop verified

Date/Time: Nov 03 2025 13:24 EST Date/Time: ______ Date/Time: ______ Date/Time: ______

Property located at: 8436 Gateway Run Rd, Louisville, KY 40229

liquidated damages, or c) pursue a claim for damages as a result of the breach. Any change in financing terms or Lender must not adversely affect the Seller's proceeds or the closing date. Seller shall be informed of the progress of the loan, including any change to the above financing terms or selected Lender.

Lender Contact Information: ______________________.

Closing Agent Contact Information: Blueprint Title LLC.

Seller agrees to pay certain costs, on behalf of the Buyer, which include, but are not limited to, prepaid expenses related to Buyer's financing, escrow amount for taxes and insurance, etc., closing costs, loan origination and/or discount fees, title exam and/or title insurance charges and other lender fees and Buyer's settlement charges. (CHECK ONLY ONE)

[X] Seller will pay NONE of the Buyer's Settlement charges OR,
[ ] up to $__________________of Buyer's Settlement charges OR,
[ ] up to __________% of purchase price

Buyer Broker Compensation: Seller agrees to pay to Buyer's Broker, on behalf of Buyer, compensation (the "Buyer Broker Compensation") at Closing as follows [select all that are applicable]:

☒ Percentage: 3 % the gross Purchase Price; **and/or**
☐ Flat Fee/Other: ______________________.

Buyer represents to Seller, the Listing Company, the Selling Company, and their respective sales associates, the Kentucky REALTORS®, Inc., and participants in the local Multiple Listing Service that the information provided above related to any source of funds and/or Buyer's ability to pay cash is true, accurate, and complete to the best of Buyer's knowledge. Buyer shall indemnify and hold harmless all the foregoing parties from any liabilities, damages, costs, fees and expenses including attorney fees, resulting from any fraudulent information provided herein, or in any other writing provided by Buyer.

4. EARNEST MONEY DEPOSIT: The Earnest Money Deposit shall be delivered by Buyer or Buyer's agent within three (3) days and shall be held in the **ESCROW ACCOUNT** by or on behalf of the following broker: Blueprint Title LLC. Failure to deliver Earnest Money Deposit within the aforementioned time period shall constitute a breach of this Contract, in which case Seller may either a) grant a written extension of time; b) void the Contract; or c) pursue a claim for damages as a result of the breach. The deposit shall only be removed from the broker's escrow account upon closing, written agreement of all parties, court order, or as provided by law. If either party fails to perform his/her obligations hereunder, the other party may accept the deposit as liquidated damages, with both parties signing a release or said party may pursue any available legal or equitable remedy. In the event that any legal action is necessary as a result of the Buyer's or Seller's refusal to release Earnest Money Deposit, the prevailing party shall be entitled to recover, in addition to any other remedies available under the Contract a) Earnest Money Deposit and b) mediation/arbitration or Court costs and the reasonable attorney's fees required to obtain the recovery of said deposit, not to exceed three (3) times the deposit amount. This limitation on the damages recoverable is for claims based on the failure to release the deposit, and it shall not limit the recovery of damages based on any other claim.

5. APPRAISAL CONTINGENCY (CHOOSE ONLY ONE OPTION):

☒ **A. This Contract is not contingent upon an appraisal.**

☐ **B. For Transactions Involving a Lender:** This Contract **is contingent** upon the Lender's first appraiser establishing that the value of the property is equal to or greater than the purchase price; -or-

☐ **C. For Cash Transactions, Private Finance Transactions, and Contracts for Deed:** This contract is contingent upon an appraisal from a Kentucky certified real estate appraiser chosen by Buyer, completed within __________days, establishing that the value of the property is equal to or greater than the purchase price.

Should the appraisal establish that the value of the property is less than the purchase price, in order for the contingencies in **B** or **C** to be effective, Buyer must, within five (5) days of discovering the appraised value and in writing, either 1) waive the Appraisal Contingency; 2) agree with Seller on a new purchase price and/or payment terms, if necessary to close; or 3) void the Contract, at which point Buyer shall receive Earnest Money Deposit in refund. Otherwise, the Contract is voidable at the option of Seller and Seller shall retain Earnest Money Deposit.

6. PRORATIONS: All taxes, dues and assessments due and payable in the year of closing shall be prorated between Buyer and Seller on the applicable calendar/fiscal year basis to date of deed, unless otherwise agreed upon in writing.

7. LIMITED HOME WARRANTY (CHOOSE ALL THAT APPLY): Buyer and Seller acknowledge the following: a limited home warranty policy may be available to Buyer for an additional fee; said policy may have exclusions; said policy is not a substitute for a home inspection; and Broker may receive a service fee from the home warranty company for marketing and administrative services and for processing application on behalf of the home warranty company.

☐ Seller agrees to pay $________________________ toward the purchase of a limited home warranty identified and ordered prior to closing by ☐ Buyer or ☐ Seller; -or-
☐ Buyer agrees to purchase a limited home warranty; -or-
☐ Property is new construction and will carry a minimum of a one-year written warranty provided at closing from Builder; or
☒ Buyer waives the option of purchasing/receiving a limited home warranty.

BUYER Initials: LT BUYER Initials:__________ SELLER Initials: NS (11/03/25 6:58 PM EST dotloop verified) SELLER Initials: KS (11/03/25 6:59 PM EST dotloop verified)

Date/Time: Nov 03 2025 13:24 EST Date/Time:__________ Date/Time:__________ Date/Time:__________

Property located at: 8436 Gateway Run Rd, Louisville, KY 40229

DUE DILIGENCE

8. SELLER DISCLOSURE OF PROPERTY CONDITION (as required by 201 KAR 11:350, CHOOSE IF APPLICABLE): Seller represents to Buyer, the Listing Company, the Selling Company, and their respective sales associates, Kentucky REALTORS®, Inc., and participants in the local Multiple Listing Service that the information provided in the *Seller Disclosure of Property Condition* form is true, accurate and complete to the best of Seller's knowledge. Seller shall indemnify and hold harmless all the foregoing parties from any liabilities, damages, costs, fees and expenses including attorney fees, resulting from any **fraudulent** information provided herein, in any addendum, in the Listing Contract, in the *Seller Disclosure of Property Condition* form, or in any other writing provided by Seller.

☒ **A.** Buyer acknowledges receipt from Seller of the *Seller Disclosure of Property Condition* form as attached to this offer; -or-

☐ **B.** Buyer has not received the *Seller Disclosure of Property Condition* form. Buyer's agent shall request the Seller to complete the form and present to the buyer prior to the final execution of this contract .

9. LEAD PAINT DISCLOSURE (CHOOSE ONLY ONE OPTION):

☒ **A.** This property was not built before 1978; -or-

☐ **B.** This property was built prior to 1978. Seller agrees to complete the *Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards* form and attach it as an addendum to this Contract. Buyer acknowledges receipt of a copy of the EPA pamphlet, *Protect Your Family From Lead in Your Home.*

(CHOOSE 1 OR 2):

☐ **1.** Buyer waives the right to conduct a risk assessment or inspection of the property for the presence of lead-based paint or lead-based paint hazards; -or- BUYER Initials:__________ BUYER Initials:__________

☐ **2.** This Contract is contingent upon a risk assessment or inspection of the property for the presence of lead-based paint and/or lead-based paint hazards. Buyer has ten (10) days, or ______ day(s), from acceptance of this Contract to inspect the property for this purpose. This contingency will terminate unless Buyer delivers to Seller by the above-mentioned time and date a copy of the inspection and/or risk assessment report and a list of deficiencies and corrections needed to address the existence of lead-based paint and/or lead-based paint hazards. Seller will then have ______ days to respond to Buyer's request. If Seller agrees to the request, all repairs/corrections/remediation shall be made prior to closing. If Seller does not agree to Buyer's request, Buyer may void this Contract and receive a refund of Earnest Money Deposit, or may accept the property in its current condition as it relates to lead-based paint and lead-based paint hazards. Buyer may remove this contingency at any time.

10. INSPECTIONS OF PROPERTY: (Time is of the Essence with Regard to All of Paragraph 10)
Buyer is on notice that an inspection is recommended on every purchase. Inspections and appraisals required by FHA, VA, or Buyer's Lender do not necessarily eliminate the need for other inspections. Seller shall allow reasonable access and shall remove all personal belongings and/or debris that might obstruct a thorough inspection of the property and its improvements.

Except as expressly provided herein, the parties have not relied upon any statement or representation by any real estate Broker or Agent as to the nature or condition of the property, or any part thereof, nor do such Brokers or Agents, expressly or impliedly, warrant the property, its construction, condition or materials or any of the fixtures, appliances or amenities.

The parties hereto acknowledge that real estate Brokers and Agents do not recommend specific inspectors or specific inspection companies. All inspections are deemed to have been chosen and approved by Buyer. Except for a material misrepresentation made by a real estate Broker or Agent, the **PARTIES RELEASE** each such Broker and Agent from liability for any defect or deficiency now existing or later discovered relating to this property, and all systems, appliances, and equipment on it.

If Buyer and/or Buyer's representative damage the property, Buyer accepts the property with the damaged item(s). If Buyer does not purchase the property for any reason whatsoever, Buyer shall, in a timely manner, pay Seller for the full cost to repair or, if necessary, replace the damaged item(s). These provisions related to property damage shall survive the closing. epair Request is for correction, repai and/or replacement of specific items needed to bring them to their standard condition, considering the quality, age, and and value of such items.

Full home inspections are specific for revealing significant defects including but not limited to mechanical, structural, and safety defects. Buyer acknowledges that the property, if not new construction, has inherent characteristics that are present in properties of this age and may not be to current code.

BUYER Initials: JT BUYER Initials:__________ SELLER Initials: KS 11/03/25 6:58 PM EST dotloop verified SELLER Initials: KS 11/03/25 6:59 PM EST dotloop verified

Date/Time: Nov 03 2025 13:24 EST Date/Time:__________ Date/Time:__________ Date/Time:__________

A. INSPECTIONS (CHOOSE ONLY ONE OPTION):

☐ **1.** Unless it is discovered that Seller failed to disclose a material defect, which was known or reasonably should have been known, Buyer accepts the property in its condition as of date of offer. Buyer understands the risks associated with this option and agrees to indemnify and hold harmless the real estate Brokers and Agents from any damages sustained as a result of accepting the property in its condition as of date of offer; -or- BUYER Initials: ______________ BUYER Initials: ______________

☒ **2.** Within __10__ day(s), Buyer may inspect the property for any purpose at reasonable times and at Buyer's expense. Within the same inspection period Buyer shall, in writing, either 1) accept property in its current condition; or 2) if Buyer has hired a licensed inspector or licensed professional and received a completed report, either a) void the Contract; or b) request Seller to make repairs, corrections, replacements, and/or pay for same. Seller shall respond in writing within __5__ day(s) of Buyer's Request. If Seller does not agree with Buyer's Request, following Seller's Response each Party shall then respond in writing within __5__ day(s) until either 1) all Parties agree on which items will be repaired, corrected, replaced, and who will pay for same, or 2) either Party responds with an offer/counteroffer indicating it is the "last, best and final" response. If all parties do not agree to the terms contained therein within __5__ day(s), then the Contract shall become null and void. At any time, if Seller does not respond to Buyer's Request, Buyer may either a) grant a written extension of time; b) accept the property in its current condition with written notice to Seller; or c) void the Contract. If the Contract is properly declared void pursuant to this paragraph, Earnest Money Deposit shall be refunded to Buyer.

If Seller agrees to make any repairs, corrections, and/or replacements, all such improvements shall be made in a workmanlike and timely manner prior to closing. If square footage is a material matter the Buyer, it must be investigated during the inspection period.

B. VERIFICATION OF SQUARE FOOTAGE:
Buyer is aware that any reference to the square footage of the premises, both the real property (Land) and the improvements thereon, is approximate. If square footage is a material matter to the Buyer, it must be investigated during the inspection period.

11. SURVEY: Buyer is advised to order and purchase a staked survey to inform Buyer of the lot size and boundaries and of the potential for encroachments of buildings and other improvements over property lines, building setback lines, easements, etc.

Buyer acknowledges that Buyer has not relied upon representations made by any real estate Broker or Agent regarding the aforementioned matters which would be revealed by a survey. Buyer releases each such Broker and Agent from liability for any defect or deficiency now existing or later discovered relating to the aforementioned matters.

CHOOSE IF APPLICABLE:

☒ This Contract is contingent upon a survey satisfactory to Buyer. Buyer has __14__ days to notify Seller in writing if Buyer wishes to void the Contract based upon the results of the survey, or this contingency is hereby deemed waived. **Time is of the essence with regard to this contingency.**

☐ This contract is contingent upon the Buyer obtaining a homeowner's insurance policy or binder in an annual premium not to exceed $ ______________. Buyer shall have ____________ days after acceptance of this contract to verify their ability to get said homeowner's insurance. If Buyer is unable to obtain said homeowner's insurance for the stated premium or less, then, within the same number of days after acceptance of this contract Buyer may either void the contract or proceed to closing. If Buyer proceeds to closing, Buyer may not later void the contract for any reason pertaining to homeowner's insurance. If the Buyer voids the contract under this paragraph, the earnest money deposit will be returned to the Buyer.

CLOSING

12. CLOSING DATE (CHOOSE ONLY ONE OPTION):

☐ A. Closing of this transaction shall occur on or before the __17th__ day of __December__, 20__25__, unless otherwise agreed upon in writing between Buyer and Seller. The closing time shall be agreeable to both Buyer and Seller, which agreement shall not be unreasonably withheld; -or-

☐ B. Closing of this transaction shall occur no sooner than ________________________ and no later than ________________________ unless otherwise agreed upon in writing between Buyer and Seller. The closing date and time shall be agreeable to both Buyer and Seller, so long as date is within the time frame. If Buyer and Seller cannot mutually agree upon a closing date and time, closing shall occur on the last business day of the time frame.

13. DATE OF POSSESSION (CHOOSE ONLY ONE OPTION): Possession of the property shall be given by Seller to Buyer:

☒ A. Simultaneously with closing, with all keys at closing table and property ready for occupancy; -or-

☐ B. By __________ am/pm (local time at property location) __________ day(s) after closing (closing day not included).

14. CONDITION AT POSSESSION: Until possession is delivered, Seller shall maintain the property, exterior and interior, in the same or better condition as of the date of acceptance of the Contract, normal wear and tear excepted. Seller shall leave the property free of trash and debris and shall leave the premises "broom clean." **Personal property not designated in this Contract must be removed by Seller prior to possession. Damage beyond normal wear and tear caused by the removal of personal property shall be repaired in a workmanlike manner by Seller prior to possession. This paragraph shall survive the closing.**

15. WALK THROUGH: Buyer shall have the right to perform a "walk-through" inspection prior to closing and again prior to delivery of possession to verify condition. This paragraph shall survive the closing.

Property located at: 8436 Gateway Run Rd, Louisville, KY 40229

16. LEASES (CHOOSE ONLY ONE OPTION):

☒ A. Seller warrants that no valid leases are or shall be in effect as of the date of closing on this property; -or-

☐ B. At closing, all leases, if any, shall be assigned to Buyer; all rents, if any, shall be prorated between Buyer and Seller based on date of deed; and all deposits, if any, shall be transferred to Buyer. All current tenant leasing records, in Seller's possession, shall be delivered to Buyer at Closing.

17. WARRANTIES TRANSFER: Seller agrees to transfer to Buyer, at closing, Seller's interest in any manufacturer's warranties, service contracts, and other guarantees or warranties which may be transferable to Buyer. Should there be a fee for this transfer, it shall be paid by Buyer.

18. TITLE TO BE CONVEYED: An unencumbered, marketable title to the real property described herein shall be conveyed by deed of GENERAL WARRANTY with the usual covenants such as any title company will insure the Owner, except easements of record, restrictive covenants of record as to use and improvement of the property, and except applicable regulations imposed by the Planning Commission. Should title prove defective and such defect cannot be remedied before closing date, Seller shall pay all title examination costs, and any reasonable out-of-pocket expenses incurred by Buyer in the process of pursuing the purchase of this property, including but not limited to cost of appraisal, credit report, mortgage application, survey, and inspections of any type. **Buyer is advised that a title examination alone cannot determine the existence of many possible claims or encumbrances against title.** Consequently, to help protect Buyer's ownership interest from certain claims, encumbrances or objections to title, Buyer shall purchase at closing an Owner's Title Insurance Policy as a Buyer's normal expense.

Buyer acknowledges that Owner's Title Insurance is strongly recommended and that, without said insurance, Buyer may have no protection against future loss from possible liens, demands for money, claims for possession of the property, unreleased encumbrances or future objections to title or potential losses.

CHOOSE IF APPLICABLE:

☐ Buyer declines the protection of Owner's Title Insurance.

NOTICES

19. CONDOMINIUM SELLER CERTIFICATE: If the subject property is a condominium, and a Condominium Seller's Certificate has not been previously provided by Seller, Seller agrees to immediately request a Condominium Seller's Certificate, at Seller's expense, and provide it to Buyer pursuant to KRS 381.9203. Any additional condominium association documentation (including updates) requested by Buyer's lender shall be paid by Buyer.

20. RISK OF LOSS: All risks of loss with respect to the property shall remain with Seller until the closing and delivery of deed to Buyer. Seller agrees to provide and maintain insurance until closing. If the property is destroyed or substantially damaged before the closing date, this Contract may be voided at Buyer's option by written notice to Seller or Seller's Agent. If Buyer voids this Contract, Buyer and Seller shall immediately sign a Release of Contract and Earnest Money Deposit paid hereunder shall be refunded to Buyer. This paragraph shall survive the closing.

21. ADDITIONAL DISCLOSURES: Fair Housing. This property was offered for sale without regard to race, color, sex, religion, national origin, handicap, familial status, sexual orientation or gender identity. Buyer and Seller acknowledge receipt of a copy of the pamphlet *"What Kentucky's Fair Housing Law Means"* as required by 104 KAR 1:010.

Consumer Guide to Agency Relationships and the Agency Disclosure Statement. Buyer and Seller acknowledge receipt of the *Consumer Guide to Agency Relationships* and the *Agency Disclosure Statement*, as required by 201 KAR 11:400.

22. COMPENSATION: At closing of this transaction, Seller shall pay the above Listing Company a compensation as per Listing Contract. The compensation is earned upon acceptance of this offer, but subject to any contingencies specified herein. If the closing is not completed because of failure of Buyer and/or Seller to perform his/her respective obligations hereunder, the defaulting party shall pay the compensation.

23. NOTICES: All Notices to be in writing and delivered to the respective Party's Agent and/or Co-Agent listed on page 1 of this Contract by hand delivery, first-class mail, or email.

24. SEVERABILITY: The deletion, alteration, or unenforceability of any provision of this Contract shall not affect the enforceability of this Contract.

BUYER Initials: JT BUYER Initials:________ SELLER Initials: NS 11/03/25 6:58 PM EST dotloop verified SELLER Initials: KS 11/03/25 6:59 PM EST dotloop verified

Date/Time: Nov 03 2025 13:24 EST Date/Time:________ Date/Time:________ Date/Time:________

Property located at: 8436 Gateway Run Rd, Louisville, KY 40229

25. OTHER PROVISIONS:
See attached buyer addendum. Both seller and buyer must sign the addendum for the offer to be considered fully accepted.

Seller will pay buyer broker commission of 3% of the gross sales price at closing.

26. ADDENDUMS: The following addendum(s) is/are attached to this Contract:
Buyer addendum

27. There is no rescission period following the signing of this Contract. The parties to this Contract have read it's entire contents and acknowledge receipt of a copy.

BUYER Initials: JT BUYER Initials: ______ SELLER Initials: NS 11/03/25 6:58 PM EST dotloop verified SELLER Initials: KS 11/03/25 6:59 PM EST dotloop verified
Date/Time: Nov 03 2025 13:24 EST Date/Time: ______ Date/Time: ______ Date/Time: ______

Property located at: 8436 Gateway Run Rd, Louisville, KY 40229

BUYER SIGNATURES

Unless accepted in writing and response delivered to Buyer by 5pm am/pm, (local time at property location), on the ~~31st~~ XXXX day of ~~October~~ XXXXXXXXXX November, 20 25 this offer shall become null and void. (I/We acknowledge receipt of a copy of this offer.) XXXXX Nov 02 2025 XXXXXXXXXX ACCEPTANCE DEADLINE 11/4/2025

Jeff Talbert on behalf of Arrived Fund Manager LLC. and/or Assigns Nov 03 2025 13:24 EST

Printed Name of Buyer | Signature of Buyer | Date and Time

Jeff Talbert on behalf of Arrived Fund Manager LLC. and/or Assigns

Printed Name of Buyer | Signature of Buyer | Date and Time

SELLER RESPONSE

Buyer's offer is ☑ ACCEPTED ☐ REJECTED -or- ☐ COUNTERED (See counter offer as set forth below)

Neill Smith dotloop verified 11/03/25 6:58 PM EST G8UF-AV4T-UIGI-BILD

Printed Name of Seller | Signature of Seller | Date and Time

Kristen Smith dotloop verified 11/03/25 6:59 PM EST E42O-N8GQ-2CL0-01P5

Printed Name of Seller | Signature of Seller | Date and Time

I/we as seller hereby submit the following counteroffer:

All other terms and conditions shall remain the same.

Unless accepted in writing and response delivered to Seller by ____________ am/pm, (local time where property is located) on the _______ day of _______________, 20_______ this offer shall become null and void. (I/We acknowledge receipt of a copy of this offer.)

Printed Name of Seller | Signature of Seller | Date and Time

Printed Name of Seller | Signature of Seller | Date and Time

BUYER RESPONSE TO COUNTEROFFER (Use Additional Page if Further Counteroffer)

Seller's response is ☐ ACCEPTED ☐ REJECTED ☐ COUNTERED (See Attached Counteroffer Addendum)

Printed Name of Buyer | Signature of Buyer | Date and Time

Printed Name of Buyer | Signature of Buyer | Date and Time